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                                                              OMB APPROVAL
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                             UNITED STATES               OMB Number:  3235-0058
                  SECURITIES AND EXCHANGE COMMISSION    Expires: April 30, 2009
                        Washington, D.C. 20549          Estimated average burden
                                                        hours per response..2.50
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                              FORM 12b-25                    SEC FILE NUMBER
                                                                000-29611
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                                                              CUSIP NUMBER
                      NOTIFICATION OF LATE FILING              16875X105
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(Check one): [_] Form 10-K   [_] Form 20-F   [_] Form 11-K   [X] Form 10-Q
             [_] Form 10-D   [_] Form N-SAR  [_] Form N-CSR


                For Period Ended:  September 30, 2008
                                   -----------------
                [_] Transition Report on Form 10-K
                [_] Transition Report on Form 20-F
                [_] Transition Report on Form 11-K
                [_] Transition Report on Form 10-Q
                [_] Transition Report on Form N-SAR
                For the Transition Period Ended:


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 Read Instructions (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

PART I -- REGISTRANT INFORMATION

THE CHILDREN'S INTERNET, INC.
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Full Name of Registrant

N/A
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Former Name if Applicable

9701 Fair Oaks Blvd., Second Floor
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Address of Principal Executive Office (Street and Number)

Fair Oaks, CA 95628
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |(a)  The reason described in reasonable detail in Part III of this form
     |     could not be eliminated without unreasonable effort or expense;
     |
|X|  |(b)  The subject annual report, semi-annual report, transition report on
     |     Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
     |     portion thereof, will be filed on or before the fifteenth calendar
     |     day following the prescribed due date; or the subject quarterly
     |     report or transition report on Form 10-Q or subject distribution
     |     report on Form 10-D, or portion thereof, will be filed on or before
     |     the fifth calendar day following the prescribed due date; and
     |
     |(c)  The accountant's statement or other exhibit required by Rule
     |     12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2008 could not be filed within the prescribed time period because the Registrant has experienced delays in completing its unaudited financial statements for the fiscal quarter ended September 30, 2008, and as such, the Company's auditor has not had sufficient time to conduct a review of the Registrant's financial statements. The Registrant cannot complete its financial statements on time without undue effort and expense. As a result, the Registrant is delayed in filing its Form 10-Q for the fiscal quarter ended September 30, 2008.


SEC 1344 (05-06)  Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


(Attach extra Sheets if Needed)
PART IV -- OTHER INFORMATION

(1)Name and telephone number of person to contact in regard to this notification

   Richard J. Lewis III                   (916)                 965-5300
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         (Name)                         (Area Code)         (Telephone Number)

(2)Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
                                                               [X] Yes    [_] No
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


(3)Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [_] Yes    [X] No

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                          THE CHILDREN'S INTERNET, INC.
                          -----------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date November 16, 2008                         By /s/ Richard J. Lewis III
     -----------------                            ------------------------------
                                                  Printed Name: Richard J. Lewis
                                                  Title:        CEO and CFO


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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